Exhibit 99.1

Almost Family Announces Quarterly Results

Third Quarter 2006 EPS from Continuing Operations up 150% Over 2005

VN Segment Revenues Grow 43%

LOUISVILLE, Ky., Nov. 6 /PRNewswire-FirstCall/ -- Almost Family, Inc. (Nasdaq: AFAM) today announced its operating results, including record revenue growth, for the three and nine months ending September 30, 2006.

          Quarter Financial Highlights

-	Net Income From Continuing Operations was $1,044,987 or $0.39 per diluted share in the quarter ended September 30, 2006 as compared to $415,831 or $0.16 per diluted share in the same quarter of 2005.
-	The Company’s VN segment revenues grew 43% over the same quarter last year with 20% same store growth, $900,000 revenue from startups and $1.4 million from acquisitions.
-	The Company’s PC segment grew revenues 5% and operating income grew 49% form the same quarter last year.
-	Consolidated revenues increased approximately 25% over the same quarter last year
-	EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) grew 80% from the same quarter of 2005.

          Year to Date Financial Highlights

-

Net Income From Continuing Operations was $2,877,940 or $1.08 per diluted share for the nine months ended September 30, 2006 as compared to $1,678,211 or $0.64 per diluted share for the same period of 2005.

-	The Company’s VN segment revenues grew 31% over the same period last year.
-	Consolidated revenues increased approximately 17% over the same period last year
-	EBITDA grew 40% from the same period of 2005.

William B. Yarmuth, AFAM’s Chairman and CEO commented on the results for the quarter as compared to the same quarter of 2005:

“We are extremely pleased to report that our VN operations are producing unprecedented 43% growth all of which is driven by increases in patient volume. All three prongs of our growth strategy: 1) same store sales growth, 2) startups and 3) acquisitions contributed significantly to the quarter’s successful results. At the anniversary of the sale of our adult day care segment, our results reflect the singularity of our focus on home health care and come in large part from the redeployment of capital, the geographic expansion of our service territory, and the consistent quality of our services which leads to satisfied patients and referral sources. We firmly believe that the increased return on our shareholders’ investment is a direct result of our employees’ commitment to only the highest level of patient outcomes.”

Regarding business development, Yarmuth continued: “As we noted in our comments regarding last quarter’s operating results, we remain very optimistic about the prospects for our future growth and development. We are seeing an increase in the number of home health agencies being offered for sale, we believe as a result of the difficulties smaller providers have competing with larger regional and national providers in today’s complex Medicare environment. This, plus our strong operating infrastructure and financial condition, will allow us to be appropriately selective in our acquisition activities.”

The Company noted that it completed one acquisition during the quarter: a $1.8 million annualized Medicare revenue South FL based home health agency with branches in Sunrise and Delray beach effective late September. The quarter also included the results the acquisition of a $1.7 million annualized Medicare revenue Birmingham AL based home health agency effective the end of June.

Quarterly Discussion

Net Income From Continuing Operations grew 151% to $1,044,987, or $0.39 per diluted share, for the September 2006 quarter as compared to $415,831, or $0.16 per diluted share, in the September 2005 quarter. Revenues grew 25% to $22.9 million in the September 2006 quarter from $18.4 million in the September 2005 quarter.

Revenues in the Company’s “Caretenders” Visiting Nurse (VN) segment grew 43% over the same period last year. Acquired operations contributed approximately $1.4 million of that revenue growth. Startup operations generated about $900,000 in revenue in the September 2006 quarter as compared to $43,000 in 2005. The balance of the Company’s revenue increase came from internal growth. The Company noted that its revenue growth was generated despite the Medicare-rate freeze implemented by the Federal government for 2006.

Net income including discontinued operations, was $1,025,939 or $0.39 per diluted share in the quarter ended September 30, 2006 and $5,378,860 or $2.04 per diluted share in 2005, with $1.89 per share being generated from the sale of the Company’s adult day care operating segment.

Results of operations for the quarters ended September 2006 and 2005 are set forth in the tables below:

	Quarter Ended

	September 2006		September 2005		Change

	Amount	% Rev	Amount	% Rev	Amount	%

Net revenues
Visiting Nurses	$13,627,142	59.4%	$9,517,030	51.8%	$4,110,112	43.2%
Personal Care	9,318,702	40.6%	8,844,469	48.2%	474,233	5.4%
	$22,945,843	100.0%	$18,361,498	100.0%	$4,584,345	25.0%
Operating income
Visiting Nurses	$1,919,746	14.1%	$903,041	9.5%	$1,016,704	112.6%
Personal Care	1,218,925	13.1%	820,964	9.3%	397,960	48.5%
	3,138,670	13.7%	1,724,006	9.4%	1,414,664	82.1%
Unallocated corporate expenses	1,449,971	6.3%	975,931	5.3%	474,041	48.6%
Operating income	1,688,699	7.4%	748,075	4.1%	940,624	125.7%
Interest expense/(income)	(33,275)	-0.1%	70,178	0.4%	(103,453)	-147.4%
Pre-tax income	1,721,974	7.5%	677,897	3.7%	1,044,077	154.0%
Income taxes	676,987	3.0%	262,065	1.4%	414,922	158.3%
Net income from continuing operations	$1,044,987	4.6%	$415,831	2.3%	$629,155	151.3%
Income (loss) from discontinued operations, net of tax	(19,048)		(37,243)		$18,196	-48.9%
Gain on Sale	$—		$5,000,272		$(5,000,272)	0.00%
Net income	$1,025,939		$5,378,860		$(4,352,922)	-80.9%
Diluted earnings per share
Diluted shares outstanding	2,654,387		2,639,214		15,173	0.6%
Continuing operations	$0.39		$0.16		$0.24	149.9%
Discontinued operations	$(0.01)		$(0.01)		$0.00	14.6%
Gain on Sale	$—		$1.89		$(1.90)	NM
	$0.39		$2.04		$(1.65)	NM
Continuing Operations
EBITDA	$1,949,354		$1,084,522		$864,831	79.7%
Effective tax rate	39.3%		38.7%		0.7%

          Year to Date Discussion

Net Income From Continuing Operations grew 72% to $2,877,940 or $1.08 per diluted share for the nine months ended September 30, 2006 as compared to $1,678,211 or $0.64 per diluted share for the period in 2005. Revenues grew 17% to $65.6 million in the nine months ended September 30, 2006 from $55.9 million for the same period in 2005.

Revenues in the Company’s “Caretenders” Visiting Nurse (VN) segment grew 31% over the same period last year. Acquired operations contributed approximately $2.5 million of that revenue growth while startup operations generated about $1.7 million in revenue in the nine months ended September 2006 as compared to approximately $258,000 in 2005. The balance of the Company’s revenue increase came from internal growth.

Net income including discontinued operations, was $2,770,379 or $1.04 per diluted share for the nine months ended September 30, 2006 and $6,385,432 or $2.43 per diluted share in 2005 with $1.90 per share being generated from the sale of the Company’s adult day care operating segment.

Results of operations for the nine months ended September 30, 2006 and 2005 are set forth in the tables below:

	Nine Months Ended

	September 2006		September 2005		Change

	Amount	% Rev	Amount	% Rev	Amount	%

Net revenues
Visiting Nurses	$38,169,315	58.2%	$29,257,631	52.4%	$8,911,685	30.5%
Personal Care	27,416,905	41.8%	26,606,276	47.6%	810,629	3.0%
	$65,586,220	100.0%	$55,863,907	100.0%	$9,722,313	17.4%
Operating income
Visiting Nurses	$5,838,213	15.3%	$3,970,174	13.6%	$1,868,039	47.1%
Personal Care	2,639,527	9.6%	2,320,813	8.7%	318,714	13.7%
	8,477,741	12.9%	6,290,987	11.3%	2,186,753	34.8%
Unallocated corporate expenses	3,792,762	5.8%	3,366,082	6.0%	426,680	12.7%
Operating income	4,684,979	7.1%	2,924,906	5.2%	1,760,073	60.2%
Interest expense/(income)	(94,220)	-0.1%	182,041	0.3%	(276,261)	-151.8%
Pre-tax income	4,779,199	7.3%	2,742,865	4.9%	2,036,334	74.2%
Income taxes	1,901,259	2.9%	1,064,654	1.9%	836,605	78.6%
Net income from continuing operations	$2,877,940	4.4%	$1,678,211	3.0%	$1,199,729	71.5%
Income (loss) from discontinued operations, net of tax	(107,561)		(293,052)		185,491	-63.3%
Gain on Sale	$—		$5,000,272		$(5,000,272)	0.0%
Net income	$2,770,379		$6,385,432		$(3,615,053)	-56.6%
Diluted earnings per share
Diluted shares outstanding	2,662,542		2,629,386		33,156	1.3%
Continuing operations	$1.08		$0.64		$0.44	69.4%
Discontinued operations	(0.04)		(0.11)		0.07	-63.8%
Gain on Sale	$—		1.90		$(1.90)	0.0%
	$1.04		$2.43		$(1.39)	-57.2%
Continuing Operations
EBITDA	$5,479,515		$3,906,224		$1,573,295	40.3%
Effective tax rate	39.8%		38.8%		1.0%

          Non-GAAP Financial Measure

The information provided in the tables in this release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

EBITDA:

EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and evaluating financial performance and liquidity. Management routinely calculates and communicates EBITDA and believes that it is useful to investors because it is commonly used as an analytical indicator within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements of borrowing availability and certain covenants contained in our credit agreement.

The following table sets forth a reconciliation of Continuing Operations Net Income to EBITDA:

	Quarter Ended September 30,		Nine Months Ended Sept. 30,

	2006	2005	2006	2005

Net income from continuing operations	$1,044,987	$415,831	$2,877,940	$1,678,211
Add back:
Interest expense (income)	(33,275)	70,178	(94,220)	182,041
Income taxes	676,987	262,065	1,901,259	1,064,654
Depreciation & amortization	260,655	336,447	794,536	981,318
Earnings from continuing operations Before Interest, Income Taxes, Depreciation & Amortization (EBITDA)	$1,949,354	$1,084,522	$5,479,515	$3,906,224

Almost Family, Inc. and subsidiaries (collectively “Almost Family”) is a leading regional provider of home health services. The Company has service locations in Florida, Kentucky, Ohio, Connecticut, Massachusetts, Indiana and Alabama (in order of revenue significance).

All statements, other than statements of historical facts, included in this news release, including the objectives and expectations of management for future operating results, the Company’s ability to accelerate growth in its home health operations, the Company’s ability to generate VN revenue growth, the Company’s ability to acquire visiting nurse agencies at prices it is willing to pay, the Company’s ability to increase the efficiency and effectiveness of its sales and marketing efforts, the Company’s ability to attract investment of additional capital, the Company’s ability to generate positive cash flows, and the Company’s expectations with regard to market conditions, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations. Although the Company believes that the expectations expressed or implied in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

Because forward-looking statements involve risks and uncertainties, the Company’s actual results could differ materially. The potential risks and uncertainties which could cause actual results to differ materially could include: regulatory approvals or third party consents may not be obtained, the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry, and the Company’s self-insurance risks. For a more complete discussion regarding these and other factors which could affect the Company’s financial performance, refer to the Company’s Securities and Exchange Commission filing on Form 10-K for the year ended December 31, 2005, in particular information under the headings “Business”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company disclaims any intent or obligation to update its forward-looking statements.

SOURCE  Almost Family, Inc.
          -0-                                              11/06/2006
          /CONTACT:  William Yarmuth or Steve Guenthner, both of Almost Family, Inc., +1-502-891-1000/
          /Company News On-Call:  http://www.prnewswire.com/comp/784275.html/
          /Web site:  http://www.almost-family.com /
                                        (AFAM)